Exhibit 10.17

Outside Director Compensation

Annual Board Retainer	$70,000
Chairman of the Board Additional Retainer	$75,000
Committee Chair Retainers
Audit Committee Chair	$22,500
Compensation Committee Chair	$22,500
Nominating & Corporate Governance Committee Chair	$15,000
Neutrality Committee Chair	$10,000
Committee Member Retainers (other than Chair)
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating & Corporate Governance Committee	$7,500
Neutrality	$5,000

Each non-employee director shall be granted restricted stock units, pursuant to the Plan and consistent with the Approved Policy, with respect to that number of shares of the Company’s Class A Common Stock equal to $185,000 divided by the 30-day moving average stock price of the Class A Common Stock as of the market close on the last business day of the fiscal quarter prior to the Date of Grant.